Exhibit 99.1

Dyax Corp. Announces Third Quarter 2013 Financial Results

BURLINGTON, Mass.--(BUSINESS WIRE)--October 22, 2013--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the third quarter ended September 30, 2013. Dyax will host a webcast and conference call at 5:00 p.m. (ET) today to review financial results and provide updates regarding its key value drivers – the Hereditary Angioedema (HAE) business, including KALBITOR® (ecallantide) and DX-2930, and the Licensing and Funded Research Program (LFRP).

Recent highlights include:

  Initiation of a Phase 1 study of DX-2930 to evaluate the safety and tolerability of a single subcutaneous administration of DX-2930, Dyax’s fully human monoclonal antibody inhibitor of plasma kallikrein, which is being developed for potential prophylactic use in HAE;
  KALBITOR® net sales for the third quarter 2013, all of which were to distributors, increased over the second quarter 2013 to $10.8 million, after an estimated 14% reduction in KALBITOR units in the distributor channel inventory;
  KALBITOR patient demand units (units sold by distributors to hospitals or patients) increased in the third quarter by an estimated 8% over the second quarter of 2013 and an estimated 11% over the third quarter of 2012;
  Eli Lilly’s completion of a rolling Biologics License Application (BLA) in the U.S. and a marketing authorization application (MAA) in Europe in second-line advanced gastric cancer using ramucirumab, a monoclonal antibody in Dyax’s LFRP portfolio;
  Completion of an equity financing in October 2013 which provided net proceeds of approximately $64.7 million;
  Cash, cash equivalents and investments at September 30, 2013 totaled approximately $47.1 million; the pro-forma balance, inclusive of the net proceeds of the October equity financing, totaled approximately $111.8 million.

“Dyax saw a number of important milestones in the third quarter, including growth in the KALBITOR business and successful initiation of the clinical program for DX-2930, a wholly-owned product candidate currently in development for potential prophylactic use in HAE,” said Gustav Christensen, President and Chief Executive Officer of Dyax. “Additionally, there were a number of positive Phase 3 data readouts from LFRP candidates, as well as the completion of marketing applications in the U.S. and Europe for one of these candidates, ramucirumab, for second-line advanced gastric cancer.”

Mr. Christensen added: “Dyax is well positioned for growth and value creation with our KALBITOR business remaining profitable and cash flow positive, DX-2930 moving through the clinic, a maturing portfolio of LFRP candidates, and a stronger balance sheet after our recently completed equity financing.”

2013 Third Quarter Financial Results

Total revenues for the third quarter ended September 30, 2013 were $13.7 million, as compared to $13.1 million for the comparable quarter in 2012. These include KALBITOR net sales of $10.8 million for both the third quarter of 2013 and the third quarter of 2012.

Total revenues for the nine months ended September 30, 2013 were $37.1 million, compared to $38.6 million for the comparable period in 2012, and included $27.9 million and $28.0 million of KALBITOR net sales for the comparable periods in 2013 and 2012, respectively.

Dyax expects quarterly and annual revenues to continue to fluctuate due to the timing and amount of distributor demand, future milestone payments, the clinical activities of collaborators and licensees, and the timing and completion of contractual commitments.

Cost of product sales for KALBITOR for the third quarter of 2013 were $720,000, as compared to $493,000 for the comparable quarter in 2012. For the nine months ended September 30, 2013, cost of product sales were $2.0 million, as compared to $1.4 million for the comparable period in 2012. For the third quarter of 2013, KALBITOR net sales were from product manufactured following the FDA’s approval of KALBITOR for sale in the United States and, therefore, cost of product sales reflects the full manufacturing cost. Costs associated with manufacturing KALBITOR prior to FDA approval were expensed as research and development costs and, accordingly, are not included in cost of product sales during the 2012 and earlier 2013 quarters.

Research and development expenses at Dyax are primarily related to the following research and development initiatives: 1) development costs associated with DX-2930, a fully human monoclonal antibody inhibitor of plasma kallikrein; 2) KALBITOR medical support and post-marketing requirements; and 3) pass-through license fees paid by Dyax licensees under the LFRP.

Research and development expenses for the third quarter of 2013 were $8.1 million, as compared to $6.2 million for the comparable quarter in 2012. Increases in 2013 were primarily due to pass-through license fees paid by Dyax licensees under the LFRP. For the nine months ended September 30, 2013, research and development expenses were $23.2 million, as compared to $22.7 million for the same period in 2012.

Selling, general and administrative expenses were $8.5 million for the third quarter of 2013, as compared to $9.1 million for the comparable quarter in 2012. For the nine months ended September 30, 2013, selling, general and administrative costs were $29.8 million, as compared to $29.9 million for the same period in 2012.

For the quarter ended September 30, 2013, Dyax reported a net loss of $6.2 million or $0.06 per share attributable to common stockholders, as compared to a net loss of $5.2 million or $0.05 per share for the comparable quarter in 2012. For the nine months ended September 30, 2013, Dyax reported a net loss of $25.8 million or $0.25 per share attributable to common stockholders, as compared to a net loss of $24.4 million or $0.25 per share for the comparable period in 2012.

As of September 30, 2013, Dyax had cash, cash equivalents, and investments totaling $47.1 million, exclusive of restricted cash. Inclusive of the $64.7 million of net proceeds from the equity offering completed in October 2013, Dyax would have had cash, cash equivalents, and investments totaling $111.8 million, as of September 30, 2013.

Financial Guidance

Dyax has reiterated its previously disclosed financial guidance for 2013:

  Top-line total revenue to be in the range of $53-58 million, including
  KALBITOR net sales of $40-44 million.

All revenue guidance is expected to be at the low end of these ranges.

Webcast and Conference Call
Date:	Tuesday, October 22, 2013
Time:	5:00 p.m. ET
Telephone Access:	Domestic callers, dial 877-674-2415; reference the Dyax conference call
International callers, dial 708-290-1364
No passcode required.
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through October 27, 2013 and may be accessed by dialing 855-859-2056. International callers should dial 404-537-3406. The replay passcode for all callers is 74956940. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on the discovery, development and commercialization of novel biotherapeutics for unmet medical needs. The Company's key value drivers are the KALBITOR® (ecallantide) business, DX-2930 and the Licensing and Funded Research Program (LFRP).

Dyax developed KALBITOR on its own and, since February 2010, has been selling it in the United States for the treatment of acute attacks of HAE in patients 16 years of age and older. Outside the United States, the Company has established partnerships to obtain regulatory approval and commercialize KALBITOR in certain markets and is evaluating opportunities in others.

The Company is developing products to expand its angioedema portfolio, including a therapeutic candidate, DX-2930, for the prophylactic treatment of HAE and a biomarker assay to identify plasma- kallikrein-mediated disorders. In August 2013, Dyax began a Phase 1 clinical study evaluating the safety and tolerability of single subcutaneous administration of DX-2930 in healthy subjects.

KALBITOR and DX-2930 were identified using Dyax's patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly through the LFRP. This program has provided the Company a portfolio of product candidates being developed by its licensees, which currently includes 13 revenue eligible product candidates in various stages of clinical development, including three in Phase 3 trials.

For additional information about Dyax, please visit www.dyax.com.

For additional information about KALBITOR, including full prescribing information, please visit www.KALBITOR.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for ramucirumab and other candidates in the LFRP portfolio, the prospects for continued clinical development of DX-2930 and projected revenues and KALBITOR net sales for 2013. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties involved in any future projections, as well as uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: competition from new and existing treatments for HAE; uncertainty whether KALBITOR will gain broader market acceptance; uncertainty regarding treatment rates for patients on KALBITOR and distributor channel inventory levels; Dyax’s dependence on the expertise, effort, priorities and contractual obligations of third parties in the manufacture of KALBITOR worldwide and in the development and any resulting marketing, sales and distribution of KALBITOR outside of the United States; Dyax’s dependence on licensees and collaborators for development, clinical trials, manufacturing, sales and distribution of LFRP candidates and other licensed products; uncertainties as to whether one or more of Dyax’s licensees’ new product candidates will be commercialized and generate royalties; changing requirements and costs associated with Dyax's planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$10,772	$10,814	$27,927	$27,988
Development and license fee revenues	$2,919	$2,287	$9,140	$10,632
Total revenues, net	$13,691	$13,101	$37,067	$38,620

Costs and expenses:
Cost of product sales	720	493	1,991	1,447
Research and development expenses	8,105	6,158	23,226	22,664
Selling, general and administrative expenses	8,507	9,117	29,804	29,872
Restructuring costs	-	-	-	1,440

Total costs and expenses	17,332	15,768	55,021	55,423

Loss from operations	(3,641)	(2,667)	(17,954)	(16,803)

Other income (expense):
Interest and other income	199	5	206	22
Interest and other expense	(2,746)	(2,548)	(8,065)	(7,650)
Total other expense	(2,547)	(2,543)	(7,859)	(7,628)

Net loss	$(6,188)	$(5,210)	$(25,813)	$(24,431)

Net loss attributable to common stockholders	$(6,188)	$(5,210)	$(25,813)	$(24,431)

Net loss per share attributable to
common stockholders, basic and diluted	$(0.06)	$(0.05)	$(0.25)	$(0.25)

Shares used in computing basic and diluted net loss
per share for common stockholders	109,731,276	99,069,928	104,821,199	98,896,984

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(Unaudited)

	September 30,	December 31,
	2013	2012
	(In thousands)
Assets

Cash, cash equivalents and investments	$47,143	$29,046
Accounts receivable, net	6,215	7,507
Inventory	8,664	9,989
Fixed assets	5,139	5,329
Restricted cash	1,100	1,100
Other assets	2,378	2,515

Total assets	$70,639	$55,486

Liabilities and Stockholders' Deficit

Accounts payable and other current liabilities	$13,866	$13,146
Deferred revenue	10,470	11,851
Note payable and other long-term debt	81,933	78,992
Other long-term liabilities	3,172	3,057

Total liabilities	109,441	107,046

Common and preferred stock and additional paid-in capital	493,194	454,620
Accumulated deficit and other comprehensive income	(531,996)	(506,180)

Total stockholders' deficit	(38,802)	(51,560)

Total liabilities and stockholders' deficit	$70,639	$55,486

CONTACT:
Dyax Corp.
Jennifer Robinson, 617-250-5741
Associate Director, Investor Relations and Corporate Communications
jrobinson@dyax.com